Exhibit 99.1
[Schering-Plough Letterhead]
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF 2008
Strong Financial Performance Driven By Strength and Diversity on Many Fronts;
Productivity Transformation Taking Hold
KENILWORTH, N.J., Oct. 21, 2008 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the third quarter of 2008.
          “Our performance this quarter again demonstrates the strength of our long-term strategies and our ability to execute on them,” said Fred Hassan, chairman and CEO. “Despite a tough environment and challenges to the U.S. cholesterol joint venture products, we delivered strong sales and earnings while investing in R&D and paying down debt. Thanks to the new strength and diversity we have built on many fronts, we have continued to grow our top line, grow our pipeline, reduce costs and invest wisely.”
          Hassan added, “Now with almost one year of experience, we are seeing that the acquisition of Organon BioSciences (OBS) is resulting in a powerful combination. This integration is creating new product strength, new geographic strength, new strength with our customers and new R&D strength — including a late-stage pipeline that is now one of the strongest in our industry.”
          For the 2008 third quarter, Schering-Plough reported net income available to common shareholders of $551 million or 34 cents per common share on a GAAP basis. Earnings per common share for the 2008 third quarter would have been 39 cents on a reconciled basis, which excludes purchase accounting adjustments, special and acquisition-related items, a $160 million pre-tax gain on previously announced divestitures of certain animal health products and $19 million of income from the termination of a respiratory joint venture with Merck. For the 2007 third quarter, Schering-Plough reported net income available to common shareholders of $713 million or 45 cents per common share on a GAAP basis and 28 cents per common share on a reconciled basis.
          GAAP net sales for the 2008 third quarter totaled $4.6 billion, up 63 percent as compared to the third quarter of 2007. Sales for the quarter benefited from the inclusion of net sales of products from OBS as well as a favorable impact from foreign exchange. Net sales of the global cholesterol joint venture, which include VYTORIN and ZETIA, totaled $1.1 billion in the

2008 third quarter, down 15 percent, with lower U.S. sales partly offset by growth in international markets. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2008 third quarter would have been $5.1 billion.
          Commenting on third quarter results, Hassan said, “While the U.S. market remained difficult, we continued to take advantage of our growing international presence and opportunities.” Approximately 70 percent of Schering-Plough’s 2008 third quarter GAAP net sales were generated outside the United States. “Our concerted effort over the last five years to invest in newer markets — such as Brazil, China, Russia and countries in Central and Eastern Europe — is paying off,” Hassan added, “with dynamic sales in these markets contributing to the overall growth rate of our company.” The company noted that sales in these newer markets contributed about 12 percent of the company’s overall net sales, more than double the percentage contributed by those markets in 2005.
          “Importantly, our company continued to generate good cash flow in the third quarter, paid off additional debt and still increased cash balances,” Hassan noted.
          As a result of actions during the last five years, Hassan said that the company is now “particularly well positioned” for the following reasons:
•	Broad diversification in geographic markets and businesses, with the consumer and animal health segments together generating about 23 percent of GAAP net sales;

•	Relatively long period of expected market exclusivity for key prescription products, affording protection well into the next decade;

•	Robust research pipeline, with 10 projects in Phase III;

•	Near-term opportunities, including the biologic golimumab, filed in the EU; sugammadex, now being launched as BRIDION in EU countries; and asenapine, under U.S. regulatory review; and

•	Sound financial management, with rigorous cost controls in place to reduce costs and improve efficiencies and productivity.
          The Productivity Transformation Program (PTP), announced in April 2008, is expected to realize savings of $1.5 billion by the end of 2012, with $1.25 billion in savings targeted to be accomplished by 2010. The $1.5 billion target includes $500 million of previously announced integration synergy targets from the OBS acquisition. The company is making steady progress toward achieving these savings targets.

Third Quarter 2008 Results
For the 2008 third quarter, Schering-Plough reported net income available to common shareholders of $551 million or 34 cents per common share on a GAAP basis. Earnings per common share for the 2008 third quarter would have been 39 cents on net income of $639 million on a reconciled basis, which excludes purchase accounting adjustments, special and acquisition-related items, a $160 million pre-tax gain from the previously announced divestitures of certain animal health products and $19 million of income from the termination of a respiratory joint venture with Merck. For the 2007 third quarter, Schering-Plough reported net income available to common shareholders of $713 million or 45 cents per common share on a GAAP basis and 28 cents per common share on a reconciled basis, which excludes acquisition-related items and an upfront R&D payment.
          GAAP net sales for the 2008 third quarter totaled $4.6 billion, including $1.4 billion in sales of products from the OBS acquisition. Excluding sales from products from OBS, net sales of Schering-Plough’s stand-alone business reflected an estimated favorable impact of 6 percent from foreign exchange during the quarter.
          Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.1 billion, a decrease of 15 percent when compared to the third quarter of 2007. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2008 third quarter would have been $5.1 billion.
          Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income,” which totaled $434 million in the 2008 third quarter, as compared to $506 million in the third quarter of 2007. Included in third quarter 2008 GAAP equity income is $19 million of income related to the termination of the respiratory joint venture. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by its overall cost structure. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was launched in June 2007.

          Sales of Global Pharmaceuticals for the 2008 third quarter totaled $3.5 billion. Included in the third quarter of 2008 are $896 million in net sales of products from Organon, the OBS human health business acquired in 2007.
          Sales of REMICADE increased 32 percent to $564 million in the third quarter of 2008 benefiting from continued market growth, expanded penetration and the favorable impact of foreign exchange. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
          Sales of TEMODAR, a treatment for certain types of brain tumors, grew 27 percent to $273 million, with higher sales in all geographic regions.
          Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, rose 6 percent to $258 million versus the 2007 period, due to increased sales in international markets, partially offset by a decline in U.S. sales.
          Sales of PEGINTRON for hepatitis C increased 6 percent to $235 million in the 2008 third quarter, primarily due to favorable foreign exchange.
          In the women’s health franchise, sales for FOLLISTIM/PUREGON, a fertility treatment, for the third quarter of 2008 were $142 million. Sales of NUVARING, a contraceptive product, in the 2008 third quarter were $118 million. These women’s health products were obtained as part of the OBS acquisition.
          Global sales of CLARINEX, a nonsedating antihistamine, in the third quarter of 2008 were $176 million, an increase of 3 percent as compared to the third quarter of 2007.
          International sales of prescription CLARITIN were $87 million in the third quarter of 2008, a 5 percent increase compared to sales of $83 million in the third quarter of 2007 due primarily to foreign exchange.
          Animal Health sales totaled $759 million in the 2008 third quarter. Included in the third quarter of 2008 were net sales of $503 million related to products from the acquired OBS animal health business. Animal Health sales benefited from growth in all geographic regions. In Europe, the company recently launched a vaccine for bluetongue disease (Bovilis BTV8), which has seen increasing market penetration. The company has also had a successful recent launch of NORVAX Compact PD, a patented fish vaccine. Animal Health sales also benefited from foreign exchange.
          Consumer Health Care sales were $278 million in the 2008 third quarter, up 2 percent versus the 2007 period. The increase was mainly due to higher sales of OTC MIRALAX, launched in February 2007, partially offset by lower sales of OTC CLARITIN and other over-the-counter (OTC) products.

          Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and as a result was 62.0 percent for the 2008 third quarter as compared to 67.1 percent in the 2007 period. The gross margin percentage excluding purchase accounting adjustments was 66.9 percent in the third quarter of 2008.
          SG&A expenses were $1.7 billion in the third quarter of 2008 versus $1.3 billion in the prior-year period. SG&A in the third quarter of 2008 increased primarily due to the impact of the inclusion of SG&A expenses from OBS and foreign exchange, partially offset by PTP savings.
          Research and development spending for the 2008 third quarter increased to $893 million compared to $669 million in the third quarter of 2007. Included in R&D spending in the third quarter of 2007 was $20 million related to an upfront payment made for a licensing transaction. The increase in R&D expenses was due to the inclusion of OBS expenses, higher spending for clinical trials and related activities, and investments to build greater breadth and capacity to support Schering-Plough’s expanding global R&D pipeline.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Gained European Commission (EC) approval of BRIDION (sugammadex) injection, the first and only selective relaxant binding agent and the first major pharmaceutical advance in the field of anesthesia in two decades. (Announced July 29)

•	Received a “not-approvable” letter from the U.S. Food and Drug Administration for sugammadex. (Announced August 1)

•	Reported top-line results from a planned interim analysis of a Phase II study of boceprevir, an investigational oral hepatitis C protease inhibitor. (Announced August 4)

•	Announced expansion of the company’s presence in China and establishment of Shanghai Schering-Plough Pharmaceutical Co. Ltd., as a wholly owned operation based in Shanghai through the acquisition of shares of former joint venture partners. (Announced August 12)

•	Began the European launch of BRIDION injection. (Announced September 10)

•	Closed a transaction with Pfizer Animal Health to divest to Pfizer certain animal health products from selected franchises in the European Economic Area as requested by the EC as part of clearing Schering-Plough’s acquisition of OBS. (Announced September 10)

•	Ranked No. 5 in the Top 20 list of Science magazine’s annual online Top Employer Survey. (Reported October 10)

•	Announced the transition of leadership of its Animal Health unit from Ruurd Stolp, D.V.M., Ph.D., to Raul E. Kohan, who was previously Deputy Head of the Animal Health unit. (Announced October 17)
Third Quarter 2008 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the 2008 third quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID # 64088992. A replay of the call will be available beginning later on Oct. 21 through 5 p.m. on Oct. 28. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID # 64088992. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on Oct. 21 through 5 p.m. on Nov. 21.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on Oct. 21, 2008, beginning at 8 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and level of savings achieved from the Productivity Transformation Program, including the ongoing integration of OBS; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; actions to enhance clinical, R&D, manufacturing and post-marketing systems; and the potential of products and trending in therapeutic markets, including the cholesterol market. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations including litigation and investigations relating to the ENHANCE clinical trial; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; and media and societal reaction to such developments. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 8.01 of the company’s 8-K filed today.
          Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription and consumer products as well as to animal health products. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its colleagues around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the Third quarter ended September 30 (unaudited):
(Amounts in millions, except per share figures)

	Third Quarter		Nine Months
	2008	2007	2008	2007

Net sales 1/	$4,576	$2,812	$14,154	$8,965
Cost of sales 2/	1,737	925	5,782	2,838
Selling, general and administrative	1,660	1,262	5,208	3,833
Research and development 3/	893	669	2,679	2,071
Other expense/(income), net 4/	(39)	(390)	189	(451)
Special and acquisition-related charges 5/	101	20	218	32
Equity income 6/	(434)	(506)	(1,444)	(1,483)

Income before income taxes	658	832	1,522	2,125
Income tax expense	69	82	207	272

Net income	$589	$750	$1,315	$1,853

Preferred stock dividends	38	37	113	80

Net income available to common shareholders	$551	$713	$1,202	$1,773

Diluted earnings per common share	$0.34	$0.45	$0.74	$1.15

Average shares outstanding — diluted	1,636	1,622	1,635	1,596
The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/	Net sales for the three and nine months ended September 30, 2008, include sales of $1.4 billion and $4.2 billion, respectively, from Organon BioSciences (OBS) which was acquired on November 19, 2007.

2/	Cost of sales for the three and nine months ended September 30, 2008 include purchase accounting adjustments of $221 million and $1.3 billion, respectively, related to the acquisition of OBS.

3/	Research and development for the three and nine months ended September 30, 2007 include $20 million and $176 million, respectively, related to upfront R&D payments.

4/	Included in other expense/(income), net for the three and nine months ended September 30, 2008 were $160 million related to the previously announced divestiture of certain animal health products. Included in other expense/(income), net for the three and nine months ended September 30, 2007 were mark-to-market gains of $314 million and $282 million, respectively, related to Euro-denominated currency options related to the acquisition of OBS.

5/	Special and acquisition-related charges relate to the Productivity Transformation Program (PTP) which also incorporates the ongoing integration of OBS. For the three and nine months ended September 30, 2008 these charges were $101 million ($93 million for severance costs and $8 million for integration-related costs) and $218 million, respectively. Special and acquisition-related charges for the three and nine months ended September 30, 2007 were $20 million and $32 million, respectively.

6/	Equity income for the three and nine months ended September 30, 2008 include $19 million and $83 million, respectively, of income related to the termination of a respiratory joint venture with Merck.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, special and acquisition-related items and other specified items.
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, special and acquisition-related items and other specified items have been excluded from Net income available to common shareholders and Diluted earnings per common share as management of Schering-Plough does not consider these items to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhances investor understanding of items that impact the comparability of results between fiscal periods. Net income available to common shareholders and Diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.

		Three months ended September 30, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$4,576	$—	$—	$—	$4,576
Cost of sales	1,737	(221)	—	—	1,516
Selling, general and administrative	1,660	(1)	—	—	1,659
Research and development	893	(3)	—	—	890
Other expense/(income), net	(39)	—	—	160	121
Special and acquisition-related charges	101	—	(101)	—	—
Equity income	(434)	—	—	19	(415)

Income before income taxes	658	225	101	(179)	805
Income tax expense/(benefit)	69	(54)	(16)	11	128

Net income	$589	$171	$85	$(168)	$677

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$551	$171	$85	$(168)	$639

Diluted earnings per common share	$0.34				$0.39

Average shares outstanding-diluted	1,636				1,636

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

		Three months ended September 30, 2007
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$2,812	$—	$—	$—	$2,812
Cost of sales	925	—	—	—	925
Selling, general and administrative	1,262	—	—	—	1,262
Research and development	669	—	—	(20)	649
Other expense/(income), net	(390)	—	314	—	(76)
Special and acquisition-related charges	20	—	(20)	—	—
Equity income	(506)	—	—	—	(506)

Income before income taxes	832	—	(294)	20	558
Income tax expense	82	—	—	—	82

Net income	$750	$—	$(294)	$20	$476

Preferred stock dividends	37	—	—	—	37

Net income available to common shareholders	$713	$—	$(294)	$20	$439

Diluted earnings per common share	$0.45				$0.28

Average shares outstanding-diluted	1,622				1,622

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

(2)	Diluted earnings per common share for the three month period ended September 30, 2007 is calculated using a numerator of $731 million, which is the arithmetic sum of net income available to common shareholders of $713 million plus dividends of $18 million related to the 2004 preferred stock which are dilutive, and a denominator of 1,622 which represents the average diluted shares outstanding for the third quarter of 2007. The 2004 preferred stock was dilutive under accounting rules. The 2007 preferred stock was not dilutive for the three months ended September 30, 2007.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Nine months ended September 30, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$14,154	$—	$—	$—	$14,154
Cost of sales	5,782	(1,264)	—	—	4,518
Selling, general and administrative	5,208	(3)	—	—	5,205
Research and development	2,679	(7)	—	—	2,672
Other expense/(income), net	189	—	—	177	366
Special and acquisition-related charges	218	—	(218)	—	—
Equity income	(1,444)	—	—	83	(1,361)

Income before income taxes	1,522	1,274	218	(260)	2,754
Income tax expense/(benefit)	207	(192)	(25)	16	408

Net income	$1,315	$1,082	$193	$(244)	$2,346

Preferred stock dividends	113	—	—	—	113

Net income available to common shareholders	$1,202	$1,082	$193	$(244)	$2,233

Diluted earnings per common share	$0.74				$1.37

Average shares outstanding-diluted	1,635				1,635

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Nine months ended September 30, 2007
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$8,965	$—	$—	$—	$8,965
Cost of sales	2,838	—	—	—	2,838
Selling, general and administrative	3,833	—	—	—	3,833
Research and development	2,071	—	—	(176)	1,895
Other expense/(income), net	(451)	—	282	—	(169)
Special and acquisition-related charges	32	—	(32)	—	—
Equity income	(1,483)	—	—	—	(1,483)

Income before income taxes	2,125	—	(250)	176	2,051

Income tax expense/(benefit)	272	—	—	—	272

Net income	$1,853	$—	$(250)	$176	$1,779

Preferred stock dividends	80	—	—	—	80

Net income available to common shareholders	$1,773	$—	$(250)	$176	$1,699

Diluted earnings per common share	$1.15				$1.10

Average shares outstanding-diluted	1,596				1,596

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

(2)	Diluted earnings per common share for the nine month period ended September 30, 2007 is calculated using a numerator of $1.834 billion, which is the arithmetic sum of net income available to common shareholders of $1.773 billion plus dividends of $61 million related to the 2004 preferred stock, and a denominator of 1,596 which represents the average diluted shares outstanding for the nine months ended September 30, 2007. The 2004 preferred stock was dilutive under accounting rules. The 2007 preferred stock was not dilutive for the nine months ended September 30, 2007.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions)
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share reflect the following adjustments:

	Third Quarter		Nine Months
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$136	$—	$407	$—
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (b)	11	—	27	—
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	78	—	840	—

Total purchase accounting adjustments, pre-tax	225	—	1,274	—
Income tax benefit	54	—	192	—

Total purchase accounting adjustments	$171	$—	$1,082	$—

Special and acquisition-related items:
Special and integration-related activities (e)	$101	$20	$218	$32
Acquisition-related gains on currency-related and interest-related items (d)	—	(314)	—	(282)

Total special and acquisition-related items, pre-tax	101	(294)	218	(250)
Income tax benefit	16	—	25	—

Total special and acquisition-related items	$85	$(294)	$193	$(250)

Other specified items:
Gain on sale of previously announced divestiture of certain Animal Health products (d)	$(160)	$—	$(160)	$—
Income from respiratory JV termination (f)	(19)	—	(83)	—
Gain on sale of manufacturing plant (d)	—	—	(17)	—
Upfront R&D payments (c)	—	20	—	176

Total other specified items, pre-tax	(179)	20	(260)	176
Income tax expense	11	—	16	—

Total other specified items	$(168)	$20	$(244)	$176

Total purchase accounting adjustments, special and acquisition-related items and other specified items	$88	$(274)	$1,031	$(74)

(a)	Included in Cost of sales

(b)	Included in Cost of sales, Selling, general and administrative and Research and development

(c)	Included in Research and development

(d)	Included in Other expense/(income), net

(e)	Included in Special and acquisition-related charges

(f)	Included in Equity income

SCHERING-PLOUGH CORPORATION
Report for the period ended September 30 (unaudited):

GAAP Net Sales by Key Product
(Dollars in millions)	Third Quarter			Nine Months
	2008	2007	%	2008	2007	%
HUMAN PRESCRIPTION PHARMACEUTICALS a/	$3,539	$2,291	54%	$10,798	$7,209	50%
REMICADE	564	426	32%	1,627	1,193	36%
TEMODAR	273	215	27%	760	627	21%
NASONEX	258	242	6%	876	821	7%
PEGINTRON	235	221	6%	689	672	3%
CLARINEX / AERIUS	176	171	3%	630	625	1%
FOLLISTIM / PUREGON c/	142	—	—	450	—	—
NUVARING c/	118	—	—	330	—	—
CLARITIN RX	87	83	5%	326	297	10%
INTEGRILIN	84	78	7%	236	241	(2%)
CAELYX	80	64	24%	232	191	22%
ZEMURON c/	72	—	—	202	—	—
AVELOX	65	78	(17%)	274	269	2%
REBETOL	63	60	5%	193	206	(6%)
SUBUTEX / SUBOXONE	63	55	15%	178	163	10%
REMERON c/	61	—	—	190	—	—
INTRON A	61	61	—	177	176	1%
CERAZETTE c/	49	—	—	142	—	—
LIVIAL c/	48	—	—	143	—	—
ELOCON	45	40	12%	137	119	15%
ASMANEX	40	36	12%	131	121	9%
NOXAFIL	40	24	62%	111	60	85%
PROVENTIL / ALBUTEROL CFC	38	52	(26%)	127	166	(23%)
MERCILON c/	38	—	—	128	—	—
IMPLANON c/	37	—	—	119	—	—
MARVELON c/	37	—	—	114	—	—
FORADIL	25	25	—	76	77	(2%)
Other Pharmaceuticals	740	360	106%	2,200	1,185	86%

ANIMAL HEALTH b/	759	248	206%	2,299	744	209%

CONSUMER HEALTH CARE	278	273	2%	1,057	1,012	4%
OTC	160	162	(1%)	550	521	6%
OTC CLARITIN	92	104	(11%)	350	368	(5%)
MiraLAX	31	16	90%	85	30	N/M
Other OTC	37	42	(11%)	115	123	(7%)
Foot Care	96	92	5%	286	272	5%
Sun Care	22	19	11%	221	219	1%

CONSOLIDATED GAAP NET SALES	$4,576	$2,812	63%	$14,154	$8,965	58%

a/	Human Prescription Pharmaceuticals Net sales for the three and nine months ended September 30, 2008 include net sales of $896 million and $2.7 billion, respectively, from the human health segment of Organon BioSciences (OBS), which was acquired on November 19, 2007.

b/	Animal Health Net sales for the three and nine months ended September 30, 2008 include net sales of $503 million and $1.5 billion, respectively, from the animal health segment of OBS, which was acquired on November 19, 2007.

c/	Products acquired in OBS acquisition on November 19, 2007.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as Net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended September 30,
(Dollars in millions)	(unaudited)
	2008	2007	%

Net sales, as reported a/	$4,576	$2,812	63%

50 percent of cholesterol joint venture net sales b/	545	639	(15%)

Adjusted net sales b/	$5,121	$3,451	48%

	Nine months ended September 30,
(Dollars in millions)	(unaudited)
	2008	2007	%

Net sales, as reported a/	$14,154	$8,965	58%

50 percent of cholesterol joint venture net sales b/	1,719	1,838	(6%)

Adjusted net sales b/	$15,873	$10,803	47%

a/	Net sales for the three and nine months ended September 30, 2008 include sales from Organon BioSciences (OBS) which was acquired on November 19, 2007.

b/	Total Net sales of the cholesterol joint venture for the three months ended September 30, 2008 and 2007 were $1.1 billion and $1.3 billion, respectively. Total Net sales of the cholesterol joint venture for the nine months ended September 30, 2008 and 2007 were $3.4 billion and $3.7 billion, respectively.

NOTE:	Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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